Exhibit 10.35

SEMPRA ENERGY
EXECUTIVE PERSONAL FINANCIAL PLANNING PROGRAM
POLICY DOCUMENT
UPDATED EFFECTIVE JULY 1, 2019

Sempra Energy
Executive Financial Planning Policy

1.	PURPOSE
The purpose of this program is to assist executives in the following areas of financial planning: investment and retirement planning, income tax and estate planning, cash management, and stock option strategies.

2.	ADMINISTRATION
The program is administered by the Sempra Energy Executive Compensation department. The Chief Human Resources Officer has final authority with respect to all matters relating to this program.

3.	PARTICIPATION
Officers of Sempra Energy and any of its subsidiaries may be designated as participants. Current participation is limited to executives at the level of Vice President or higher. The Chief Human Resources Officer has final authority with respect to participation in the program.

4.	BENEFIT[1]
Sempra Energy will pay participant expenses related to the financial planning services described in paragraph one, up to the maximum annual reimbursement amount. Maximum annual reimbursement amounts are:

(A)	Chief Executive Officer
$25,000 per year

(B)	Executive Vice Presidents, Group Presidents, Business Unit CEOs/Presidents and Corporate SVPs
$12,000 per year

(C)	All Other Participants
$10,000 per year
The benefit is taxable income to participants. If the participant incurs annual expenses less than the maximum annual reimbursement amount, the unused benefit may be paid in cash at year-end.

5.	PAYMENT OF EXPENSES
Participants must submit invoices for covered financial planning services to Executive Compensation. Sempra Energy will remit payment to the service provider. Participants should not pay the service provider directly. Invoices should be directed to:
Sempra Energy
Attn: Executive Compensation
488 8th Avenue, HQ4N5
San Diego, CA 92101

1Benefit levels effective July 1, 2019

2